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                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C.  20549

                                     FORM 15

          Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934, as amended, or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934, as amended.

                          Commission File Number:


                          VAUGHN COMMUNICATIONS, INC.
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            (Exact name of registrant as specified in its charter)

                             5050 WEST 78TH STREET
                         MINNEAPOLIS, MINNESOTA 55435
                                (612) 832-3200
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         (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


                    COMMON STOCK, PAR VALUE $.10 PER SHARE
        --------------------------------------------------------------
           (Title of each class of securities covered by this Form)

                                     NONE
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            (Titles of all other classes of securities for which a
          duty to file reports under Section 13(a) or 15(d) remains)

          Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to files reports:

               Rule 12g-4(a)(1)(i)  [x]           Rule 12h-3(b)(1)(ii) [ ]
               Rule 12g-4(a)(1)(ii) [ ]           Rule 12h-3(b)(2)(i)  [ ]
               Rule 12g-4(a)(2)(i)  [ ]           Rule 12h-3(b)(2)(ii) [ ]
               Rule 12g-4(a)(2)(ii) [ ]           Rule 15d-6           [ ]
               Rule 12h-3(b)(1)(i)  [x]

          Approximate number of holders of record as of the certificate or notice date: 1

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          Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Vaughn Communications, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:  March 4, 1999

                                             VAUGHN COMMUNICATIONS, INC.

                                             By:  /s/ John K. Mangini
                                                  ------------------------------
                                                  Name:  John K.Mangini
                                                  Title: Chairman of the Board